Exhibit 99.3

1 Fountain Square Chattanooga, TN 37402 www.unum.com

FOR IMMEDIATE RELEASE
Contacts
MEDIA	Natalie Jones Lacey njones3@unum.com
INVESTORS	Matt Royal Investorrelations@unum.com

Unum Group's Board of Directors Votes
to Increase Common Stock Dividend

CHATTANOOGA, Tenn. (April 30, 2024) - Unum Group (NYSE: UNM) announced today its board of directors has authorized an increase of 15 percent in the quarterly dividend paid on its common stock. The new rate of 42 cents per common share, or $1.68 per share on an annual basis, will be effective with the dividend expected to be paid in the third quarter of 2024.

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FORWARD-LOOKING STATEMENTS
Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Unum Group and its subsidiaries. Unum Group’s actual results may differ, possibly materially, from expectations or estimates reflected in such forward-looking statements. Certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements can be found in Part 1, Item 1A (Risk Factors) of Unum Group’s Annual Report on Form 10-K for the year ended December 31, 2023. The forward-looking statements in this release speak only as of the date of this release, and Unum Group does not undertake to update any particular forward-looking statement included in this release.

About Unum Group

Unum Group (NYSE: UNM), a leading international provider of workplace benefits and services, has been helping workers and their families thrive for more than 175 years. Through its Unum and Colonial Life brands, the company offers disability, life, accident, critical illness, dental, vision and stop-loss insurance; leave and absence management support; and behavioral health services. In 2023, Unum Group reported revenues of more than $12 billion and paid approximately $8 billion in benefits. The Fortune 500 company is recognized as one of the World’s Most Ethical Companies by Ethisphere®.

Visit the Unum Group newsroom (https://www.unumgroup.com/newsroom) for more information, and connect with us on LinkedIn (https://www.linkedin.com/company/unum), Facebook (https://www.facebook.com/unumbenefits/), and Instagram (https://www.instagram.com/unumbenefits/).